EXHIBIT 8.1

The following table sets forth the significant subsidiaries owned, directly or indirectly, by us.

Name	Place of incorporation	Percentage of equity interest held
SUBSIDIARIES:

Global Appliances Holdings Limited	British Virgin Islands	100.0%

Global Display Holdings Limited	British Virgin Islands	100.0

Dongguan Wing Shing Electrical Products Factory Company Limited	China	100.0

Dongguan Lite Array Company Limited	China	100.0

Dongguan Microview Medical Technology Company Limited	China	100.0

Global Household Products Limited	Hong Kong	100.0

Global-Tech USA, Inc.	United States	100.0

GT Investments (BVI) Limited	British Virgin Islands	100.0

Kwong Lee Shun Trading Company Limited	Hong Kong	100.0

Pentalpha Medical Limited	Hong Kong	100.0

Pentalpha Hong Kong Limited	Hong Kong	100.0

Joke Media Limited	China	100.0

Global Optics Limited	Hong Kong	100.0

Consortium Investment (BVI) Limited	British Virgin Islands	100.0

Lite Array, Inc.	United States	76.75

Global Lite Array (BVI) Limited	British Virgin Islands	76.75

Lite Array OLED (BVI) Company Limited	British Virgin Islands	76.75

Lite Array Holdings Limited	British Virgin Islands	30.0

Litewell Technology (HK) Limited	Hong Kong	30.0

Dongguan Litewell (OLED) Technology Limited	China	30.0

*	Dongguan Litewell (OLED) Technology Limited and Litewell Technology (HK) Limited are wholly-owned subsidiaries of Lite Array Holdings Limited. Whereas, Lite Array Holdings Limited is a jointly-controlled entity of the Company.